Exhibit 10.1

COMMUNITY BANK SYSTEM, INC.

2022 LONG-TERM INCENTIVE PLAN, AS AMENDED

Table of Contents

Establishment	1

Purpose	1

Eligibility	1

Definitions	1

Shares Available Under the Plan	4

Grants of Option Rights Generally	5

Special Rules for Grants of Incentive Stock Options	6

Special Rules for Grants of Nonqualified Stock Options	7

Stock Appreciation Rights	7

Restricted Stock Awards	8

Restricted Stock Unit Awards	9

Deferred Stock Awards	10

Performance Shares, Performance Share Units and Performance Units	10

Other Stock-Based Awards	11

Dividend Equivalents	11

Performance Measures	11

Transferability	13

Adjustments	14

Change in Control	14

Fractional Shares	17

Administration of the Plan	17

Amendments, Termination, Etc.	19

i

COMMUNITY BANK SYSTEM, INC.

2022 Long-Term Incentive Plan, as Amended

1. Establishment. Community Bank System, Inc., a Delaware corporation, establishes an incentive compensation plan to be known as Community Bank System, Inc. 2022 Long-Term Incentive Plan (“Plan”), as set forth in this document. The Plan permits the grant of various forms of equity-based awards. The Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect until the tenth anniversary of the Effective Date. The Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the shareholders of the Company.

2. Purpose. The purpose of the Plan is to promote the interests of the Company and its shareholders by providing current and future directors, officers, key employees and advisors with an equity or equity-based interest in the Company, so that the interests of such directors, officers, employees and advisors will be closely associated with the interests of shareholders by reinforcing the relationship between shareholder gains and compensation. Rights granted pursuant to this Plan, which include stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, performance shares, performance share units, performance units and other stock-based awards may also be used to attract, retain and motivate eligible individuals.

3. Eligibility. Directors, officers, and key employees of the Company and its Subsidiaries, and Advisors to the Company or the Board of Directors shall be eligible to participate in the Plan to the extent determined by the Committee in its sole discretion. Employee participants shall be selected by the Committee based upon such factors as the employee’s past and potential contributions to the success, profitability, and growth of the Company.

4. Definitions. As used in this Plan,

(a) “Advisor” shall mean any natural person who is engaged to render bona fide consulting or advisory services to the Company or the Board of Directors, other than a person who provides such services in connection with the offer or sale of securities in a capital-raising transaction.

(b) “Award” shall mean, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Awards, Performance Shares, Performance Share Units, Performance Units or Other Stock-Based Awards, in each case subject to the terms of this Plan.

(c) “Award Agreement” shall mean either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d) “Board of Directors” shall mean the Board of Directors of the Company.

(e) “Change in Control Price” shall mean the price per share of Common Stock on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash, and if the entire offered price is payable only in cash, then it shall mean such cash amount per share of Common Stock.

(f) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(g) “Committee” shall mean the committee appointed by the Board of Directors to administer the Plan in accordance with Paragraph 21.

(h) “Common Stock” shall mean the Common Stock, par value $1.00, of the Company.

(i) “Company” shall mean Community Bank System, Inc.

(j) “Deferred Stock Award” shall mean an award of Common Stock to an Eligible Employee, Director or Advisor that is subject to the restrictions described in Paragraph 12.

(k) “Director” shall mean a member of the Board of Directors.

(l) “Eligible Employees” shall mean persons treated by the Company for payroll and employment tax purposes as common law employees of the Company or a Subsidiary and described in Paragraph 3.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(n) “Exercise Price” shall means the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option Right.

(o) “Fair Market Value” shall mean a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. In the event shares of Common Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(p) “Grant Price” shall mean the price established at the time of grant of a Stock Appreciation Right pursuant to Paragraph 9, and used to determine whether these is any payment due upon exercise of the Stock Appreciation Right.

(q) “Incentive Stock Option” shall mean the right granted to an Eligible Employee to purchase Common Stock under this Plan, the grant, exercise and disposition of which are intended to comply with, and to be governed by, Code Section 422.

(r) “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board of Directors in accordance with Section 16 of the Exchange Act.

(s) “Nonqualified Stock Option” shall mean the right granted to an Eligible Employee, Director or Advisor to purchase Common Stock under this Plan, the grant, exercise and disposition of which are not intended to be subject to the requirements and limitations of Code Section 422.

(t) “Optionee” shall mean the Eligible Employee, Director or Advisor to whom an Option Right is granted pursuant to an Award Agreement evidencing an outstanding Incentive Stock Option or Nonqualified Stock Option.

(u) “Option Right” shall mean the right to purchase a share of Common Stock upon exercise of an outstanding Incentive Stock Option or Nonqualified Stock Option.

(v) “Other Stock-Based Award” shall mean an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Paragraph 14.

(w) “Participant” shall mean any Eligible Employee, Director or Advisor to whom an Award is granted and remains outstanding.

(x) “Performance Measures” shall mean measures as described in Paragraph 16.

(y) “Performance Period” shall mean the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

(z) “Performance Share” shall mean a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until attainment of the specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

(aa) “Performance Share Unit” shall mean a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

(bb) “Performance Unit” shall mean a Participant’s contractual right to receive a cash-denominated award, payable in cash or shares of Common Stock, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

(cc) “Prior Plan” shall mean the Community Bank System, Inc. 2014 Long-term Incentive Plan.

(dd) “Restricted Stock Award” shall mean an award of Common Stock to an Eligible Employee or Advisor that is subject to the restrictions and vesting conditions described in Paragraph 10 and subject to tax under Code Section 83.

(ee) “Restricted Stock Unit Award” shall mean the right to receive one or more payments described in Paragraph 11. Restricted Stock Units represent a contingent right to receive a payment in the future; Restricted Stock Units are not subject to tax under Code Section 83 (because Restricted Stock Units are not property).

(ff) “Stock Appreciation Right” shall mean the right to receive one or more payments described in Paragraph 9.

(gg) “Subsidiary” shall mean any corporation in which (at the time of determination) the Company owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.

(hh) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company, Subsidiary or any Affiliate or with which the Company, Subsidiary or any Affiliate combines.

5. Shares Available Under the Plan.

(a)  The shares of Common Stock which may be made the subject of awards granted pursuant to this Plan may be either (i) shares of original issue, (ii) treasury shares, (iii) shares held in a grantor trust maintained by the Company, or (iv) a combination of the foregoing.

(b)  Subject to adjustments in accordance with Paragraph 18 of this Plan, the maximum number of shares of Common Stock available for issuance to Participants under this Plan shall be equal to the sum of (i) 600,000 shares of Common Stock authorized by the shareholders of the Company with the shareholders’ approval of this Plan as of the Effective Date) and (ii) any shares of Common Stock available for grant under the Prior Plan that are transferred to the Plan as of the Effective Date and (iii) any shares of Common Stock subject to any awards granted under the Prior Plans that are outstanding on the Effective Date and that return to the share reserve in accordance with Paragraph 5(d).

(c)  From the total shares of Common Stock available for awards as described in subparagraph 5(b), and subject to adjustments in accordance with Paragraph 18 of this Plan, the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this Plan shall not exceed an aggregate of 600,000 shares of Common Stock.

(d)  Notwithstanding any other term or provision of the Plan, if any shares of Common Stock covered by an Award granted under the Plan or Prior Plan that on or after the Effective Date terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock (or with the forfeiture of shares of Common Stock in connection with a Restricted Stock Award), is settled in cash in lieu of Shares or is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award not involving Shares shall become available again for grant under the Plan.

(e)  The full number of Option Rights and Stock Appreciation Rights granted that are to be settled by the issuance of shares of Common Stock shall be counted against the number of shares of Common Stock available for award under the Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Option Rights or Stock Appreciation Rights. In addition, any shares of Common Stock withheld to satisfy tax withholding obligations on an Award issued under the Plan, shares of Common Stock tendered to pay the exercise price of an Award under the Plan, and shares of Common Stock repurchased on the open market with the proceeds of an Option Right exercise will not be eligible to be again available for grant under this Plan

(f)  Shares of Common Stock subject to Substitute Awards shall not be counted against the share reserve specified in Paragraph 5(b).

(g)  The Committee shall approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement. The maximum aggregate value of equity Awards granted to any Nonemployee Director during any calendar year shall not exceed $150,000. The value of an equity-based Award shall be based on the Award’s grant date fair value as determined under applicable accounting standards.

(h)  Any Award granted under this Plan shall be subject to a minimum vesting period of at least one year. Notwithstanding the immediately preceding sentence, (i) the Committee may permit and authorize acceleration of vesting of Awards pursuant to Paragraph 21(b)(vi) of this Plan, (ii) the Committee may grant Awards covering up to five percent (5%) of the total number of Shares authorized under this Plan without respect to the minimum vesting standards set forth in this Paragraph 5(h), and (iii) Substitute Awards shall not be subject to the minimum vesting period.

6. Grants of Option Rights Generally. The Committee, or the full Board of Directors, may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Option Rights to Directors, Eligible Employees or Advisors. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

(a)  Each grant shall specify whether it is intended as a grant of Incentive Stock Options or Nonqualified Stock Options.

(b)  Each grant shall specify the number of shares of Common Stock to which it pertains.

(c)  Each grant shall specify an Exercise Price not less than 100 percent of the Fair Market Value per share of Common Stock on the date the Option Right is granted.

(d)  Successive grants may be made to the same Optionee whether or not any Option Rights previously granted to such Optionee remain unexercised.

(e)  The period of each Option Right by its terms shall be not more than ten years from the date the Option Right is granted as specified by the Committee.

(f)  Upon exercise of an Option Right, the entire Exercise Price shall be payable (i) in cash, (ii) by the transfer to the Company by the Optionee of shares of Common Stock with a value (Fair Market Value per share times the number of shares) equal to the total Exercise Price, (iii) by a combination of such methods of payment described in (i) and (ii) above, or (iv) any other lawful means of payment acceptable to the Committee. Payment may not be made with Common Stock issued to the Optionee by the Company upon his or her prior exercise of an Incentive Stock Option under this Plan or any other option plan unless the Common Stock received upon that prior exercise shall have been held by the Optionee for at least one year.

(g)  Each grant of Option Rights shall be evidenced by an Award Agreement executed on behalf of the Company by any officer designated by the Committee for this purpose and delivered to and accepted by the Optionee and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

7. Special Rules for Grants of Incentive Stock Options.

(a)  As provided in Paragraph 6(c), the Exercise Price of an Incentive Stock Option shall not be less than 100 percent of the Fair Market Value per share of Common Stock on the date of the grant of the option; provided, however, that, if an Incentive Stock Option is granted to any Eligible Employee who, immediately after such option is granted, is considered to own stock possessing more than ten percent of the combined voting power of all classes of stock of the Company, or any of its subsidiaries, the Exercise Price per share shall be not less than 110 percent of the Fair Market Value per share of Common Stock on the date of the grant of the option, and such option may be exercised only within five years of the date of the grant.

(b)  The period of each Incentive Stock Option by its terms shall be not more than ten years from the date the Option Right is granted as specified by the Committee.

(c)  The Committee shall establish the time or times within the option period when the Incentive Stock Option may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that Incentive Stock Options shall not be exercisable earlier than one year, nor later than ten years, following the date the option is granted. The date of grant of each Option Right shall be the date of its authorization by the Committee.

(d)  Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee’s termination of employment due to any cause, including death or retirement, rights to exercise Incentive Stock Options shall cease, except for those which are exercisable as of the date of termination, and (ii) rights that are exercisable as of the date of termination shall remain exercisable for a period of three months following a termination of employment for any cause other than death, disability, or retirement in good standing, and for a period of one year following a termination due to death, disability, or retirement in good standing. However, no Incentive Stock Option shall, in any event, be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may be specified in the Option Right.

(e)  No Incentive Stock Options shall be granted hereunder to any Optionee that would allow the aggregate fair market value (determined at the time the option is granted) of the stock, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000.

8. Special Rules for Grants of Nonqualified Stock Options.

(a)  Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee’s termination of employment due to death, disability, or retirement in good standing, rights to exercise Nonqualified Stock Options that are exercisable as of the date of termination shall remain exercisable for two years following termination, (ii) in the event of the Optionee’s termination of employment due to any other reason, the rights to exercise Nonqualified Stock Options that are exercisable as of the date of termination shall remain exercisable for three months following termination, and (iii) the right to exercise Nonqualified Stock Options that are not exercisable as of the date of termination shall be forfeited.

(b)  The Company shall not create any record or evidence of Common Stock ownership for an Optionee who exercises a Nonqualified Stock Option, unless payment of the required lawful withholding taxes has been made to the Company by check, payroll deduction or other arrangements satisfactory to the Committee.

9. Stock Appreciation Rights.

(a)  Upon such conditions and limitations it deems advisable, the Committee may authorize the grant of Stock Appreciation Rights with respect to one or more shares of Common Stock. Upon the valid exercise of a vested Stock Appreciation Right, the holder of such Stock Appreciation Right shall receive a lump sum payment for each applicable share of Common Stock equal to the excess (if any) of (i) the Fair Market Value of one share of Common Stock on the date of exercise, over (ii) the Stock Appreciation Right’s Grant Price.

(b)  Each Stock Appreciation Right shall specify a Grant Price of not less than 100 percent of the Fair Market Value per share of Common Stock on the date the Stock Appreciation Right is granted.

(c)  Successive grants may be made to a holder of Stock Appreciation Rights whether or not any Stock Appreciation Rights previously granted remains unexercised.

(d)  The period of each Stock Appreciation Right by its terms shall be not more than ten years from the date the Stock Appreciation Right is granted as specified by the Committee.

(e)  At the sole discretion of the Committee, the settlement of an exercised Stock Appreciation Right may be made in the form of shares of Common Stock, in lieu of, or in combination with cash.

(f)  Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, (i) in the event the holder of Stock Appreciation Rights incurs a termination of employment due to death, disability, or retirement in good standing, such Stock Appreciation Rights that are exercisable as of the date of termination shall remain exercisable for two years following such termination, (ii) in the event of the holder of Stock Appreciation Rights termination of employment due to any other reason, the rights to exercise the Stock Appreciation Rights that are exercisable as of the date of termination shall remain exercisable for three months following termination, and (iii) the right to exercise Stock Appreciation Rights that are not exercisable as of the date of termination shall be forfeited.

(g)  Each grant of Stock Appreciation Rights shall be evidenced by an Award Agreement executed on behalf of the Company by any officer designated by the Committee for this purpose and delivered to and accepted by the grantee and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

10. Restricted Stock Awards.

(a)  Shares of Common Stock granted pursuant to a Restricted Stock Award issued under the Plan shall not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, prior to the satisfaction of such performance, service and/or elapsed time conditions (“Vesting Conditions”) as may be determined by the Committee in its absolute discretion. Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, if the recipient’s service with the Company or any of its Subsidiaries terminates prior to the satisfaction of all of the Vesting Conditions for any reason other than death, disability, or retirement in good standing, the recipient shall, on the date service terminates, forfeit and surrender to the Company the number of shares of Common Stock with respect to which the Vesting Conditions have not been satisfied as of the date service terminates.

(b)  The Committee may grant or limit the right of a recipient of a Restricted Stock Award to receive dividends declared on Common Stock underlying such Award to the extent the Award is not yet vested. The terms of any right to dividends shall be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividends shall be credited with interest or deemed to be reinvested in additional shares of Restricted Stock. If the Committee grants the right of a recipient of a Restricted Stock Award to receive dividends declared on shares of Common Stock subject to an unvested Restricted Stock Award, then, at the discretion of the Committee and as provided in the underlying Award Agreement, such dividends shall (i) upon the dividend payment date (or shortly thereafter), be paid such dividends or (ii) be subject to the same performance conditions and/or service conditions, as applicable, to the underlying Restricted Stock Award.

(c)  Upon each grant of a Restricted Stock Award, the Committee shall fix the Vesting Conditions. The Committee also shall determine the manner in which the grant recipient’s contingent ownership of the awarded Common Stock shall be recorded until the Vesting Conditions have been satisfied. If the Committee elects to issue certificates or use other records of ownership for the awarded shares of Common Stock, each certificate or other record of ownership of Common Stock shall bear a legend or other disclosure to reflect the Vesting Conditions until all of the Vesting Conditions are satisfied. The Committee also may require a written representation by the recipient that he or she is acquiring the shares for investment.

(d)  When the Vesting Conditions with respect to shares of Common Stock held in escrow have been satisfied, a certificate or other record of ownership for such shares shall be issued or created, free of any escrow; such certificate or other record shall not bear a legend or other disclosure relating to the Vesting Conditions.

(e)  Unless otherwise provided by the Committee at the time of grant, if a recipient dies, terminates employment with the Company because of disability, or retires with good standing before the satisfaction of all of the applicable Vesting Conditions, the Vesting Conditions on any Restricted Stock held by the recipient shall be considered satisfied (i) on the date of death, or (ii) on the date that employment terminates because of disability or retirement.

(f)  Each grant of Stock Appreciation Rights shall be evidenced by an Award Agreement executed on behalf of the Company by any officer designated by the Committee for this purpose and delivered to and accepted by the grantee and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

11. Restricted Stock Unit Awards.

(a)  Upon such conditions and limitations it deems advisable, including the imposition of one or more Vesting Conditions, the Committee may authorize the grant of Restricted Stock Units. Upon or following the satisfaction of all of the applicable Vesting Conditions, the holder of such Restricted Stock Units shall receive one or more payments for each vested Restricted Stock Unit equal to the Fair Market Value per share of one share of Common Stock on the date as of which the last of the applicable Vesting Conditions was satisfied.

(b)  Except as provided in Paragraph 19, or as may be provided by the Committee at the time of grant, if the recipient’s service with the Company or any of its Subsidiaries terminates prior to the satisfaction of all of the Vesting Conditions for any reason other than death, disability, or retirement in good standing, the recipient shall, on the date service terminates, forfeit and surrender to the Company the number of Restricted Stock Units with respect to which the Vesting Conditions have not been satisfied as of the date service terminates.

(c)  A recipient of Restricted Stock Units shall not be entitled to any dividends that might be payable with respect to Common Stock.

(d)  Unless otherwise provided by the Committee at the time of grant, if a recipient dies, terminates employment with the Company because of disability, or retires with good standing before the satisfaction of all of the applicable Vesting Conditions, the Vesting Conditions on any Restricted Stock Units held by the recipient shall be considered satisfied (i) on the date of death, or (ii) on the date that employment terminates because of disability or retirement.

(e)  Each grant of Restricted Stock Units shall be evidenced by an Award Agreement executed on behalf of the Company by any officer designated by the Committee for this purpose and delivered to and accepted by the grantee and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

12. Deferred Stock Awards. The Committee may make awards to Directors, Eligible Employees or Advisors, in lieu of cash compensation for future services, in the form of freely-transferable shares of Common Stock whose delivery is deferred for later distribution in accordance with the Director’s, Eligible Employee’s or Advisor’s election. A Director’s deferral and distribution elections, as well as all other rights with respect to deferred Director compensation, shall be governed by the terms of the separate Community Bank System, Inc. Deferred Compensation Plan for Directors, as that plan may be amended from time to time. Deferral and distribution elections by Eligible Employees and Advisors shall be made pursuant to such separate plans or agreements as shall be acceptable to the Committee in its sole discretion, taking into account the applicable provisions of Code Section 409A.

13. Performance Shares, Performance Share Units and Performance Units.

(a)  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units and/or Performance Units (collectively referred to as “Performance Awards”) to Eligible Employees, Directors and/or Advisors in such amounts and upon such terms as the Committee shall determine.

(b)  Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units and/or Performance Units that will be paid out to the Participant.

(c)  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

(d)  Payment of earned Performance Awards shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period. Payment shall be made in accordance with the Award Agreement. Any shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee.

(e)  The Committee may grant or limit the right of a recipient of a Performance Share Award to receive dividends declared on Common Stock underlying such Award to the extent the Award is not yet vested. The terms of any right to dividends shall be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividends shall be credited with interest or deemed to be reinvested in additional Performance Shares. If the Committee grants the right of a recipient of a Performance Share Award to receive dividends declared on shares of Common Stock subject to an unvested Performance Share Award, then, at the discretion of the Committee and as provided in the underlying Award Agreement, such dividends shall (i) upon the dividend payment date (or shortly thereafter), be paid such dividends or (ii) be subject to the same performance conditions, as applicable, to the underlying Performance Share Award.

(f)  Each grant of Performance Awards shall be evidenced by an Award Agreement executed on behalf of the Company by any officer designated by the Committee for this purpose and delivered to and accepted by the grantee and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

14. Other Stock-Based Awards.

(a)  The Committee may grant to Eligible Employees, Directors and/or Advisors other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(b)  Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

(c)  Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. Payment shall be made in accordance with the Award Agreement.

(d)  Each grant of Awards under this Paragraph 14 of the Plan shall be evidenced by an Award Agreement executed on behalf of the Company by any officer designated by the Committee for this purpose and delivered to and accepted by the grantee and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

15. Dividend Equivalents. Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Award, to be credited or paid as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and shall be paid either upon dividend payment date or accrued and paid to the extent the underlying Award becomes earned and vested. Notwithstanding the foregoing, if any Award for which dividend equivalents have been granted has its vesting or grant dependent upon the achievement of one or more Performance Measures, then the dividend equivalents shall accrue and only be paid to the extent the Award becomes earned and vested. Under no circumstances may dividend equivalents be granted for any Option Right or Stock Appreciation Right.

16. Performance Measures.

(a) The performance goals upon which the payment or vesting of an Award granted to a Participant may include, but not be limited to, the following:

1.	Net earnings or net income (before or after taxes);
2.	Earnings per share;
3.	Earnings before or after taxes, depreciation, and/or amortization;
4.	Net sales or revenue growth (whether in general or by type of product or service or by type of customer);
5.	Revenues or sales;
6.	Net operating profit;
7.	Net operating income or net operating earnings per share (excluding acquisition expenses and other non-recurring charges);
8.	Return measures (including, but not limited to, GAAP, operating, core or adjusted return on assets, regulatory capital, capital, tangible capital, invested capital, equity, sales, or revenue);
9.	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
10.	Gross or operating margins;
11.	Productivity and financial performance ratios;
12.	Share price (including, but not limited to, growth measures and total shareholder return);
13.	Expense targets and operating expenses;
14.	Margins (including, but not limited to, net interest margin);
15.	Completion of acquisitions of business or companies;
16.	Completion of divestitures or asset sales;
17.	Asset quality metrics;
18.	Achievement of business operational objectives;
19.	Operating efficiency;
20.	Deposit market share;
21.	Customer satisfaction;
22.	Working capital targets and change in working capital;
23.	Customer account growth and new account openings; and
24.	Any one or a combination of any of the foregoing business criteria.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or any affiliate of the Company as a whole or any business unit of the Company, Subsidiary, and/or affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Paragraph 16(a).

(b)  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses.

(c)  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

17. Transferability.

(a)  Transferability of Awards. Except as provided in Paragraph 17(b), Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction. Notwithstanding the foregoing, ISOs may only be transferred by will or the laws of descent and during the lifetime of the Participant may only be exercised by the Participant in accordance with Code Section 422 and the applicable regulations thereunder. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Paragraph 17(a) shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or shares of Common Stock deliverable in the event of, or following, the Participant’s death may be provided.

(b)  Committee Action. The Committee may, in its discretion, approve a Participant’s transfer, by gift, of an Award (except in the case of an ISO which can only be transferred as provided above), on such terms and conditions as the Committee deems appropriate and to the extent permissible and in compliance with Code Sections 409A and 83 and applicable securities laws and exchange rules, (i) to an “Immediate Family Member” (as defined below) of the Participant, (ii) to an inter vivos or testamentary trust in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) to a charitable institution. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan, including restrictions on further transferability, compliance with applicable securities laws, and providing required investment representations. “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which these persons have more than fifty (50%) percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50%) percent of the voting interests.

(c) Restrictions on Share Transferability. The Committee may impose such restrictions on any shares of Common Stock acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Common Stock are then listed or traded or under any blue sky or state securities laws applicable to such shares of Common Stock, provided no such restriction shall cause the shares of Common Stock not to be “service recipient stock” within the meaning of Code Section 409A to the extent applicable for Options and Stock Appreciation Rights.

18. Adjustments. The Committee shall make or provide for such adjustments in the maximum number of shares of Common Stock specified in Paragraph 5 of this Plan, in the numbers of shares of Common Stock covered by other rights granted hereunder, and in the prices per share applicable under all such rights, as the Committee determines is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other transaction or event having an effect similar to any of the foregoing.

19. Change in Control.

(a) Upon a Change in Control all then-outstanding Awards shall immediately vest and be settled in accordance with paragraphs (i) and (ii) below, except as may otherwise be provided in a then-effective written agreement (including an Award Agreement) between a Participant and the Company. The immediately preceding sentence shall not apply the extent that another award meeting the requirements of Paragraph 19(b) (“Replacement Award”) is provided to the Participant to replace an Award (“Replaced Award”) subject to Paragraphs 19(b) and 19(c).

(i) Outstanding Awards Subject Solely to a Service Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and Stock Appreciation Rights, that are not vested and as to which vesting depends solely on the satisfaction of a service condition by the Participant to the Company or any Affiliate shall become fully vested and shall be settled in cash, shares of Common Stock or a combination thereof, as determined by the Committee as constituted immediately prior to the Change in Control, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A). Upon a Change in Control, a Participant’s then-outstanding Options and Stock Appreciation Rights that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Affiliate shall immediately become fully vested and exercisable over the exercise period set forth in the applicable Award Agreement. Notwithstanding the immediately preceding the sentence, the Committee may elect to cancel such outstanding Options or Stock Appreciation Rights and pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company shareholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a Share on the day immediately prior to the Change in Control) over (ii) the exercise price of such Options or the grant price of such Stock Appreciation Rights, multiplied by the number of Shares subject to each such Award in accordance with Code Section 409A to the extent applicable. No payment shall be made to a Participant for any Option or Stock Appreciation Right if the exercise price or grant price for such Option or Stock Appreciation Right, respectively, exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control.

(ii) Outstanding Awards Subject to a Performance Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and Stock Appreciation Rights, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved, and shall be settled in cash, shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A) , notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied. Upon a Change in Control, a Participant’s then-outstanding Options and Stock Appreciation Rights that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved. Such vested Options and/or Stock Appreciation Rights shall be deemed exercised as of the date of the Change in Control and shall be settled cash within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A) in an amount equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company shareholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a Share on the day immediately prior to the Change in Control) over (ii) the exercise price of such Options or the grant price of such Stock Appreciation Rights, multiplied by the number of Shares subject to each such Award in accordance with Code Section 409A to the extent applicable. No payment shall be made to a Participant for any Option or Stock Appreciation Right if the exercise price or grant price for such Option or Stock Appreciation Right, respectively, exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control.

(b)  An Award shall meet the conditions of this Paragraph 19(b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (or, if it is of a different type as the Replaced Award (such as a deferred cash equivalent award) , the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, except in the case of a Replacement Award granted in the form of a deferred cash equivalent award; (iv) its terms and conditions comply with Paragraph 19(c); and (v) its other terms and conditions are not less favorable to the grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Paragraph 19(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)  Upon a Participant’s involuntary termination without Cause or voluntary termination for Good Reason occurring at any time following the Change in Control, all Replacement Awards held by the Participant shall become fully vested and free of restrictions and, in the case of Replacement Awards in the form of (i) stock options or stock appreciation rights shall be fully exercisable, (ii) performance-based Awards shall be deemed to be satisfied at target performance and paid upon or within 60 days of such Termination of Service, (iii) service-based Awards (other than stock options or stock appreciation rights) shall be paid upon or within 60 days of such Termination of Service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Code Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Code Section 409A.

(d)  For purpose of this Plan, a “Change in Control” shall mean the occurrence of any one of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 19(d); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board being hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Paragraph 19(d)(ii), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 70% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction.

Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) , then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code Section 409A.

(e)  For purposes of this Paragraph 19, “good reason” shall mean action taken by the Company that results in: (1) an involuntary and material adverse change in the Eligible Employee’s title, duties, responsibilities, or total remuneration; (2) an involuntary and material relocation of the office from which the Eligible Employee is expected to perform the Eligible Employee’s duties; or (3) an involuntary and material adverse change in the general working conditions (including travel requirements) applicable to the Eligible Employee.

(f)  Termination “for cause” for purposes of this Paragraph 19 shall include, but not be limited to, any of the following: (1) any act of dishonesty, misconduct or fraud, acts of moral turpitude, or the commission of a felony; (2) unreasonable neglect or refusal to perform the duties assigned to the Eligible Employee, unless cured within 30 days; (3) breach of duty or obligation to the Company or receipt of financial or other economic profit or gain as a result of or in any way arising out of the Eligible Employee’s position with the Company and failure to account to the Company for such profits or other gains; or (4) disclosure of confidential or private Company information or aiding a competitor of the Company (or any affiliate of the Company) to the detriment of the Company (or any affiliate of the Company).

20. Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

21. Administration of the Plan.

(a)  This Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors each of whom shall (i) meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board of Directors; and (ii) qualify as “non-employee directors” as defined under Section 16 of the Exchange Act. Members of the Committee and the Chair of the Committee shall be appointed by the Board of Directors and may be replaced at any time by the Board of Directors. At any time deemed necessary or appropriate by the Board of Directors, the full Board of Directors may act as the Committee. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

(b)  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt and interpret such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (i) selecting Award recipients, (ii) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (iii) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (iv) construing any ambiguous provision of the Plan or any Award Agreement, (v) subject to Paragraph 22, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its affiliates, and/or its Subsidiaries operate, (vi) waiving any restrictions, conditions, limitations, vesting conditions and performance conditions imposed on an Award at the time the Award is granted or at any time thereafter, including upon, or in connection with, a termination of employment and, (vii) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

(c)  To the extent consistent with applicable Code requirements, the Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (i) designate Eligible Employees to be recipients of Awards; and (ii) determine the size of any such Awards; provided, however, (I) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director, an Advisor or an Eligible Employee who is considered an Insider; (II) the resolution providing such authorization sets forth the total number of shares of Common Stock and/or Awards such officer(s) may grant; (III) the officer(s) shall report periodically to the Committee regarding the nature and scope of the shares of Common Stock and/or Awards granted pursuant to the authority delegated; and (IV) no delegation shall be effective to the extent inconsistent with applicable Code requirements.

(d)  Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the exercise of any right granted hereunder (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of applicable law, including Section 16 (or any successor rule) of the Exchange Act.

(e)  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

(f)  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of the grant, vesting, exercise or settlement of an Award to the Participant under the Plan. Unless otherwise required by the Committee, the Company may withhold, or permit a Participant to elect to have withheld from a “Share Payment” the number of Shares having a Fair Market Value equal to the minimum statutory withholding requirements. Notwithstanding the immediately preceding sentence, the Company, in its discretion, may withhold Shares or permit a Participant to elect to have withheld from a Share Payment, the number of Shares having a Fair Market Value up to, but not in excess of, the maximum statutory withholding requirements. The term Share Payment shall mean the issuance or delivery of Shares upon the grant, vesting, exercise or settlement of an Award, as the case may be. All Participant elections under this paragraph (f) shall be irrevocable, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

22. Amendments, Termination, Etc.

(a) The Board of Directors and/or the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by applicable law, regulation, or stock exchange rule. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Paragraph 22 to any Award granted under the Plan without further consideration or action. This Plan, however, shall not be the exclusive means by which the Board of Directors or the Compensation Committee of the Board of Directors may authorize the grant of stock options, restricted stock or other equity, equity-based or incentive compensation.

(b)  Notwithstanding any other provision of the Plan to the contrary, (i) the Plan may be terminated at any time by resolutions of the Board of Directors, and (ii) no rights shall be granted pursuant to this Plan after May 18, 2032.

(c)  Notwithstanding any other provision of the Plan to the contrary (other than Paragraph 22(f)), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

(d)  Notwithstanding any other provision of the Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Paragraph 22(d) to any Award granted under the Plan without further consideration or action.

(e)  The Board of Directors intends that awards granted pursuant to this Plan shall be exempt from, or satisfy the applicable requirements of, Code Section 409A. The Plan shall be interpreted and applied to carry out such intent. Accordingly, by way of example and not limitation, to the extent that Code Section 409A applies (i) distributions of benefits payable following an employee’s termination of employment shall commence as of the date required by this Plan and any implementing Award Agreement or, if later, the earliest date permitted by Code Section 409A (generally six months after termination, if the employee is a “specified employee” within the meaning of Code Section 409A), and (ii) the phrase “termination of employment” (and similar terms and phrases) shall be construed to mean “separation from service” within the meaning of Code Section 409A. Notwithstanding anything statement herein, the Company and Committee make no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and make no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan and shall not be liable for any penalties or costs to a Participant resulting from the application of Section 409A to the Plan or any Award granted hereunder.

(f)  The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or transfer upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, any affiliate of the Company, and/or Subsidiary, violation of material Company, any affiliate of the Company, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its affiliates, and/or its Subsidiaries.

(g)  Any Award pursuant to this Plan shall be subject to the Company’s Policy on Recoupment of Incentive-Based Compensation, as in effect from time to time.

(h)  In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(i)  The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of shares of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such shares of Common Stock or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Common Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Common Stock issuable thereunder) that shall lapse because of such postponement.

(j)  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(k)  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an affiliate to take any action which such entity deems to be necessary or appropriate.

(l)  The Committee may require any individual receiving shares of Common Stock pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the shares of Common Stock for investment and without any present intention to sell or distribute such shares of Common Stock.

(m)  To the extent that this Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares of Common Stock may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

(n)  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

(o)  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(p)  To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

(q)  Notwithstanding any provision of the Plan to the contrary, the Company, its affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

(r)  Subject to requirements of Delaware state law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(s)  This Plan shall be construed and governed in accordance with the laws of the State of Delaware.

(t)  The jurisdiction of any proceeding arising out of, or with respect to, this Plan shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.